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                                                                    EXHIBIT 99.3


WSi INTERACTIVE CORPORATION                    Symbols: CDNX - WIZ   OTC - WIZZF


                                  NEWS RELEASE

APRIL 11, 2000

      WSi INTERACTIVE CORPORATION SIGNS $10 MILLION USD INVENTORY AGREEMENT
                           TO LAUNCH INTERNET BUSINESS

WSi Interactive Corporation (CDNX:WIZ; OTCBB:WIZZF) is pleased to announce it has signed a $10 million USD inventory agreement to launch an Internet business through a strategic alliance with RG Diamonds Inc., of Chicago, Illinois. The parties are jointly launching a full e-commerce Internet based business, with the e-commerce sites having the domain names "diamondforum.com" and "diamondreplacement.com". These e-commerce businesses are currently in the process of development.

Diamondreplacement.com is designed to capture a sizeable portion of the huge "business-to-business" market in the insurance replacement of jewellery loss due to theft. Reported jewellery theft in the USA is over $1 billion annually. The business specifically offers insurance companies the following:

1. the opportunity to purchase replacement diamonds at wholesale prices with inventory supplied by RG, thereby gaining enormous cost savings and thereby providing RG with a huge market; and

2. dramatically enhanced capabilities for fraud detection, also resulting in huge cost savings.

At present the capabilities for jewelry fraud detection remain relatively localized, unorganized and subject to problematical appraisals. The business of diamondreplacement.com is aimed at using advanced technologies, especially Internet technologies, for dramatically improving, both locally and on a North American (USA and Canada) scale, registration of certified diamonds with their appraisal details.

With this information in a state of the art database, capable of being queried by claims representatives, fraud detection is enabled across North America to a level of operations not previously possible. It is of course also possible for the insurance claims representatives to purchase replacement diamonds of appropriate quality.

The object of Diamondforum.com shall be to leverage its inventory in the USA and internationally to seize a significant share of the lucrative diamond and fine jewellery markets. According to a February 14, 2000 article on C/net, the diamond jewellery market alone in the US is estimated at about $30 billion. This is significantly larger than the entire music or book markets.

In February of this year, The New York Times quoted an industry insider as saying the diamond market in general is up 12%. In fact, DeBeers sales of rough diamonds, a key indicator, rose 57% last year to a record $5.24 billion from 1998 sales of $3.35 billion. Globally, in 1998 worldwide jewellery sales were approximately $100 billion.



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RG Diamonds Inc., of Chicago, has been part of the diamond industry for over 16 years, in both the wholesale and retail sectors. Headquartered in Chicago, where it operates its jewellery manufacturing facility with advanced laser technology, the Company has offices in Vancouver, B.C., Tel Aviv, Israel and Belgium. RG Diamonds Inc., augments its global presence by manufacturing platinum jewellery through an affiliated manufacturing facility in Tokyo, Japan. Within the USA, the Company also owns and operates its own retail outlets.

WSi Interactive Corporation and RG Diamonds Inc., have agreed to create in equal partnership a Nevada Corporation to own and operate the Internet e-commerce business. This business will own the two Internet based e-commerce sites. In consideration of this agreement, the Internet e-commerce business will be supplied with approximately USD $10 million inventory of diamonds and jewellery plus all the expertise and services of RG Diamonds Inc., in connection with the diamond industry.

WSi Interactive Corporation's divisions will design, develop and implement the e-commerce sites as well as provide all marketing and management services.

In consideration of RG Diamonds Inc. entering into this arrangement, WSi has agreed, subject to regulatory approval, to grant Reuven Gitter, the principal of RG Diamonds Inc., an option to purchase up to 50,000 shares of WSi for $2.50 each, exerciseable as to 25,000 shares after six months and as to 25,000 shares after one year and on or before 18 months.

The Business of WSi

WSi Interactive Corporation is an innovative business development and marketing firm whose objective is to capitalize on direct marketing opportunities on the Internet. WSi builds, manages and markets online businesses in the financial, e-tail and e-commerce, entertainment, and e-advertising sectors.

WSi focuses on early-stage companies where it can add significant value to the investment through a network of relationships and strategic alliances, and uses its experience to help Internet companies to build traffic, develop brands, and capitalize on a variety of revenue streams.

In this regard, WSi is modeling itself on CMGI (Nasdaq:CMGI). Like CMGI, WSi started as a direct marketing agency in 1990 and has grown to become a specialist in e-advertising and e-commerce. WSi plans to establish itself as a recognized leader in the Internet economy by creating a one-stop shop for e-commerce, e-advertising, financial information and entertainment.

To receive information on WSi by e-mail or fax, please forward your Internet address / fax # to:


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info@ws-i.com / fax: 1-877-499-5806.

For fax requests, please complete the following:

NAME:             ______________________________________________

COMPANY:          ______________________________________________

E-MAIL:           ______________________________________________

PHONE#:           ______________________________________________

FAX#:             ______________________________________________

Send by:      E-mail or fax:   yes / no.   E-mail only:    yes / no

Toll free:    1-888-388-4636
Fax:          1-877-499-5806

Website: www.ws-i.com

ON BEHALF OF THE COMPANY

"Theo Sanidas"

Theo Sanidas, President

This news release may contain forward-looking statements that involve risks and uncertainties, including the impact of competitive products and pricing, and general economic conditions as they affect the Company's clients. Actual results and developments may therefore differ materially from those described in this release. No regulatory authority has reviewed or accepted any responsibility for the adequacy or accuracy of the contents of this release.